Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan and the FleetCor Technologies, Inc. 2010 Equity Compensation Plan of FleetCor Technologies, Inc. filed on December 20, 2010 of our report dated April 15, 2010, except Note 18 as to which the date is November 29, 2010, with respect to the consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries included in the Form S-1 Registration Statement (Form S-1 No. 333-166092) and related Prospectus of FleetCor Technologies, Inc. and subsidiaries for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 20, 2010